Exhibit 99.1

                           FORWARD-LOOKING STATEMENTS

The Statements of Projected Operations include "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933, as amended, and
Section 21e of the Securities Exchange Act of 1934, as amended. All statement other than statements of historical facts are forward-looking statements. Although we believe that the expectations reflected in such statements are reasonable, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements as a result of many factors, including but not limited to coal prices, production costs, and recoverable reserves. Important factors that could cause actual results to differ materially from our expectations are disclosed herein and at pages 11-18 of the PPM and at pages 16-17 of our Form 10-K for the fiscal year ended December 31, 2004.

                                                           2005           2006           2007             2008

Revenues:
         Coal reclamation (a)                         $      15,000  $ 7,759,000     $18,173,000      $29,513,000
         Carbon dioxide (b)                               1,000,000    1,080,000       1,080,000        1,080,000
         China (c)                                        1,803,000    9,758,000      24,892,000       37,362,000
         Oil and gas (d)                                    212,000      476,000         457,000          404,000
         e-Commerce (e)                                      29,000        6,000           9,000           14,000
                                                     --------------------------------------------------------------
                                                          3,059,000   19,079,000      44,611,000       68,643,000
                                                     --------------------------------------------------------------

Operating profit (loss) (a)(b)(c)(d)(e)(f)(g)           (1,127,000)    3,683,000      11,274,000       18,716,000
                                                     --------------------------------------------------------------

Other income (expense):
         Interest income                                      7,000        2,000           1,000         -
         Interest expense (h)                           (1,089,000)   (1,621,000)     (2,740,000)      (3,308,000)
         Equity in net earnings of unconsolidated
              affiliate (i)                                 336,000       -               -               -
         Gain on settlement (j)                             250,000       -               -               -
         Gain on sale of assets                             100,000       -               -               -
         Minority interest in operations of
              consolidated subsidiaries                       5,000   (1,703,000)     (4,827,000)      (6,208,000)
                                                     --------------------------------------------------------------

Earnings before income taxes                            (1,128,000)      361,000       3,708,000        9,200,000

Income tax benefit (expense)                               (58,000)       (7,000)        (74,000)        (184,000)
                                                     --------------------------------------------------------------

Net earnings (k)                                      $ (1,186,000)  $   354,000     $ 3,634,000      $ 9,016,000
                                                     ==============================================================

Net earnings per common share:
         Basic                                          $ (0.20)        $ 0.06         $ 0.48           $ 1.02
                                                     ==============================================================
         Diluted                                        $ (0.20)        $ 0.04         $ 0.39           $ 0.97
                                                     ==============================================================

Weighted average common shares outstanding:
         Basic                                            5,900,000    6,195,000       7,540,000        8,880,000
                                                     ==============================================================
         Diluted                                          5,900,000    9,200,000       9,279,000        9,335,000
                                                     ==============================================================

See accompanying notes to financial statements.

                       THE BEARD COMPANY AND SUBSIDIARIES

                 NOTES TO THE STATEMENTS OF PROJECTED OPERATIONS
                                   (Unaudited)


     (a) The Company's principal business is coal slurry pond reclamation. The Coal Segment is currently pursuing a number of different projects. In September of 2004 BTI signed an agreement to reclaim slurry for Pinnacle Mining Company, LLC. Significant cost increases have occurred since the agreement was negotiated. As a result, BTI has had to re-negotiate the price we will receive for the coal. This has now been accomplished. The pond owner and affiliated investors have agreed to provide $2.8 million of equity for a 57% interest in the Pinnacle Project. The Company is diligently pursuing a $9 million USDA-guaranteed loan to finance the balance of the Pinnacle Project. At this juncture we can give no assurances that such loan will be obtained.

     The projections reflect Project A (Pinnacle) beginning in September of 2005 and commencing production in January of 2006. The projections also assume that a second pond recovery project (Project B) starts in June of 2006 and commences production in October of 2006, that a third pond recovery project (Project C) starts in March of 2007 and commences production in July of 2007, and that a fourth pond recovery project (Project D) starts in September of 2007 and commences production in January of 2008. On each of the four pond recovery projects, the projections assume that BTI receives an overhead charge of $50,000 per month for the first five months and $30,000 per month thereafter from the LLC operating the projects. It is further assumed that we are able to negotiate a price for the coal on Projects B, C and D that will be sufficient to enable BTI to meet or exceed its projections.

     The Pinnacle investors will have the preferential right to participate in Project B on the same basis as the Pinnacle Project. Accordingly, the projections assume that the Company owns 43% of the first two Projects and that investors own 57%. We anticipate that the Company will be able to finance Projects C and D by itself and own them 100%. Meanwhile, the Company will continue to diligently pursue both debt and equity financing for Projects B, C and D through several different sources. We have retained three different firms who are currently seeking financing for our coal projects: (i) a New York City-based firm which specializes in energy financing that is pursuing both debt and equity financing for the projects; (ii) a Maryland-based firm that has already obtained a terms sheet from a bank for the USDA-guaranteed portion of the financing needed for the Pinnacle Project; and (iii) a third firm that specializes in USDA-guaranteed financing. However, there is no assurance that the required equity or debt financing will be obtained, that the USDA-guaranteed loans will be obtained or that any of the projects will materialize.

     The projections also assume that BTI's basic overhead, which was approximately $49,000 per month in 2004, increases by $3,000 per month in 2005, by $18,000 per month in 2006, by $10,000 per month in 2007 and by $10,000 per month in 2008.

     (b) 2005 revenues, expenses and profits of the CO2 Segment have been based upon actual results for 2004, with anticipated improvement in revenues and net profit in 2005 due to expected better marketing and pricing and reduced pipeline charges resulting from the McElmo Dome Settlement.

     (c) In China the projections reflect the construction and operation of our initial plant to manufacture organic chemical compound fertilizer. Our wholly-owned subsidiary, Beard Environmental Engineering ("BEE"), and an outside investor have each contributed US$50,000 to an LLC that (i) will manage and operate the facility, and (ii) is owned 50% by BEE and 50% by the investor. The outside investor has loaned an additional US$850,000 to the LLC to fund the additional capital costs and pre-operating costs of the 32,000 metric ton facility. Such loan is non-recourse to BEE and the Company. The projections assume that the facility commences production in August of 2005 with full production achieved in October of 2005. The projections also assume that the plant capacity is doubled in 2006, with initial production in February and full production in April of 2006. The projections further assume that (i) Plant #2 (64,000 tons) starts in July 2006, with initial production in November of 2006 and full production in January of 2007, (ii) that a third 64,000 ton plant (Plant #3) starts in January of 2007 with initial production in May and full production in July of 2007, and (iv) that a fourth 64,000 ton plant (Plant #4) starts in July 2007, with initial production in November of 2007 and full production in January of 2008 . The projections also assume that the sales price for the production from all plants is reduced by 8.125% when Plant #2 commences production, and that the reduced price is maintained throughout the remainder of the projections. It is further assumed that market demand for fertilizer remains strong throughout the periods covered, and that market supply will not reduce the market price for fertilizer below our target price.

     Under the terms of our agreement, the LLC will cover $30,000 per month of the China Segment's overhead beginning in February 2005, $50,000 per month when the plant capacity has doubled, and will increase thereafter as Plant #2 and subsequent plants come on stream to cover all of the overhead of the China Segment. If the market forecasts of our China Segment prove to be correct, our projections indicate that we can finance the doubling of the plant capacity of Plant #1 and, if adequate leased space is available, the building of Plant #2 and Plant #3 from available cash flow.

     The projections also assume that the China Segment's basic overhead, which was approximately $41,300 per month in the first quarter of 2005, averages $43,000 per month in 2005, $48,000 per month in 2006, $54,000 per month in 2007 and $60,000 per month in 2008.

     (d) Includes the anticipated revenues and expenses from the Company's 22.5% working interest in six new gas wells in eastern Colorado which are expected to come on stream in July of 2005. We will receive runs for five wells from date of first production, and from the other well after payout which is estimated to occur after the seventh month.

     (e) Revenues and expenses for the e-Commerce Segment have been reflected in an anticipated worst case scenario. Revenues reflect the revenues presently anticipated from starpay's existing license agreement. starpay's basic overhead is assumed to remain at its 2004 level of approximately $10,000 per month pending the outcome of the Visa litigation. In addition, starpay's 50% share of the legal costs related to the lawsuit have been estimated at $55,000 for 2005 and at $45,000 for 2006.

     (f) Includes all of the operating expenses of the Coal, CO2, China, Oil and Gas, and e-Commerce Segments based upon the assumptions set forth in footnotes
(a), (b), (c), (d) and (e). Also includes the Parent Company overhead. (g) Assumes that Beard (Parent) overhead, which was $930,000 in 2004, increases to $980,000 in 2005, to $1,150,000 in 2006, decreases to $1,100,000 in 2007 and increases to $1,200,000 in 2008. The increases reflect anticipated increases in salaries and fringe benefits of the Parent, increased audit costs due to the expanded scope of the Company's Coal, China and Oil and Gas operations, and increased internal audit costs as the Company gears up to meet the new Sarbanes-Oxley 404 internal control requirements. It is anticipated that the cost of SOX 404 compliance will be less after 2006.

     (h) Interest expense includes the interest associated with the present Parent Company debt, the estimated interest cost associated with the four Coal projects discussed in footnote (a), together with the interest attributable to the China LLC discussed in footnote (c). Interest cost associated with the current offering is not included since the amount of borrowings has not yet been determined.

     (i) Includes our current estimate of the net earnings expected to be received from an unconsolidated gas marketing subsidiary in 2005. This subsidiary will wind up its affairs in December of 2005. Accordingly, no income is projected in subsequent years.

     (j) The Company expects to receive at least $250,000 prior to year-end 2005 as a result of mediation/arbitration involving some ongoing issues stemming from the Settlement Agreement relative to pipeline tariffs on carbon dioxide production from the McElmo Dome Field.

     (k) These projections have been included to indicate the profitability that may be achieved if the projects outlined in footnotes (a) and (c) are implemented within the indicated time frames and if the other assumptions contained herein prove to be reasonably accurate.